Exhibit 10.21

SEVERANCE AND RELEASE AGREEMENT

This Severance and Release Agreement (“Agreement”), is made by and among Redding Bank of Commerce (“Employer”), Bank of Commerce Holdings (“Company”) and Patrick J. Moty (“Employee”).

1.     Retirement from Employment. Employee agrees that he shall retire from Employer effective December 31, 2014. Employee acknowledges that Employer has paid to Employee all sums owing to him, including wages, accrued but unused vacation, reimbursable business expenses and benefits accrued or incurred through December 15, 2014 within the time frame required by law. Employee shall be entitled to the Early Termination benefits as defined and described in that certain Salary Continuation Agreement between Employer and Employee dated effective April 1, 2006 and amended September 30, 2007 (“Salary Continuation Agreement”), all in accordance with the terms of the Salary Continuation Agreement.

2.     Severance Payment. In consideration of Employee’s execution of and compliance with this Agreement, Employer and Company agree to provide Employee with the following severance:

(a)     Employer shall pay Employee the gross sum of One Million Twenty-three Thousand Dollars ($1,023,000). This amount shall be subject to all applicable state and federal withholdings. The first Thirty-three Thousand Dollars ($33,000) shall be paid upon the effective date of this Agreement. This Agreement shall become effective on the eighth (8th) day following Employee’s signature below, assuming Employee has not revoked his acceptance as provided in Section 5. The balance shall be paid in the gross amounts (subject to federal and state withholdings) as follows:

(i)	One Hundred Twenty-five Thousand Dollars ($125,000) shall be paid on July 1, 2015;

(ii)	Two Thousand Five Hundred Dollars ($2,500) shall be paid on July 15, 2015 and on the 15th day of each month thereafter through December 15, 2019; and

(iii)

The balance of Seven Hundred Thirty Thousand Dollars ($730,000) shall be paid in 59 equal monthly installments of Twelve Thousand One Hundred Sixty-six Dollars and sixty-six cents ($12,166.66) on the 15th day of each month beginning January 15, 2020 and continuing, with the final payment of Twelve Thousand One Hundred Sixty-seven Dollars and six cents ($12,167.06) due and payable on December 15, 2024.

(iv)

The parties may by mutual agreement modify the payment schedule in the future. Any such modification shall, however, be compliant with Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and U.S. Treasury regulations promulgated thereunder (“Section 409A Rules”).

(b)     Employee and Company entered into that certain Incentive Stock Option Agreement dated March 1, 2012 (“Stock Option Agreement”). Company agrees to allow Employee to accelerate the vesting of his option to purchase 36,000 shares of common stock in Company. The vesting date shall be December 31, 2014. All other terms of the Stock Option Agreement shall remain in full force and effect. Except for the options provided in the Stock Option Agreement, Employee acknowledges that he has no other options or rights to acquire the capital stock of Company.

In no event, however, shall any severance except the initial Thirty-three Thousand Dollars ($33,000) be paid or provided to Employee until the effective date of the Supplemental Release in Exhibit “A”, attached. Employee shall be obligated to sign the Supplemental Release no earlier than January 1, 2015 and no later than January 5, 2015. The parties specifically agree that the consideration paid to Employee in accordance with this Agreement is good and sufficient consideration for this Agreement. Employee understands that this Agreement shall remain binding upon Employee, and that even if Employee should later refuse to sign the Supplemental Release and thereby forfeits his right to receive the balance of the severance described in paragraph (a) above, the releases given by Employee in this Agreement shall remain in full force and effect.

3.     Release of Claims. Employee, in consideration of the promises and covenants made by Employer and Company in this Agreement, hereby compromises, settles and releases Employer and Company from any and all past, present, or future claims, demands, obligations, or causes of action, whether based on tort, contract, or other theories of recovery which Employee may have against Employer or Company on account of or arising out of any matter, cause, or event, including, but not limited to, any rights to indemnification or reimbursement from Employer or Company, whether pursuant to Employer’s or Company’s articles of incorporation, bylaws, contract, or otherwise. Such claims include those Employee may have or has, or which may later accrue to or be acquired by Employee, against Employer, Company, their predecessors, successors in interest, assigns, parent and subsidiary organizations, affiliates, and partners, and Employer’s, Company’s, and their past, present, and future shareholders, officers, directors, agents, and employees, and their heirs and assigns (collectively, the “Released Parties”). Such claims specifically include but are not limited to claims for wages, wrongful termination, constructive discharge, fraud, mental or emotional distress, misrepresentation, attorney’s fees, or any claim for discrimination under federal or state law including, but not limited to, discrimination based on age, sex, race, national origin, disability, marital status or any claims under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, Labor Code sections 132a and 4553, or the Fair Employment and Housing Act of California. Employee further acknowledges that he has suffered no work related injury or illness.

4.     Unknown Claims. Employee acknowledges that this Agreement applies to all known or unknown, foreseen or unforeseen, injury or damage, and expressly waives any benefit he may have under Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Employee understands and acknowledges that the significance and consequence of this waiver of California Civil Code Section 1542 is that even if he should eventually suffer injury, he will be unable to make any claim for those injuries. Furthermore, Employee acknowledges that he consciously intends these consequences even as to claims for injuries that may exist as of the date of the Agreement but which he does not know exist and which, if known, would materially affect Employee’s decision to execute this Agreement, regardless of whether Employee’s lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.

5.     Waiver of Rights Under the Age Discrimination in Employment Act. Employee specifically understands and acknowledges that the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), provides Employee the right to bring a claim against Employer if Employee believes that Employee has been discriminated against on the basis of age. Employer specifically denies any such discrimination. Employee understands the rights afforded to him under the ADEA and agrees that he will not file any claim or action against any of the Released Parties based on any alleged violations of the ADEA. Employee hereby knowingly and voluntarily waives any right to assert a claim for relief under this Act, including but not limited to back pay, front pay, attorney’s fees, damages, reinstatement or injunctive relief. Employee is advised to consult with independent legal counsel prior to executing a waiver of rights under the ADEA.

Employee also understands and acknowledges that the ADEA requires Employer to provide Employee with at least twenty-one (21) calendar days to consider this Agreement (“Consideration Period”) prior to its execution. Employee acknowledges that he was provided with and has used the Consideration Period or, alternatively, that he elected to sign the Agreement within the Consideration Period and waives the remainder of the Consideration Period. Employee also understands that Employee is entitled to revoke this Agreement at any time during the seven (7) days following Employee’s execution of this Agreement (“Revocation Period”). Employee also understands that any revocation of this Agreement must be in writing and delivered to the attention of Randall S. Eslick, President and CEO, Bank of Commerce Holdings, 1504 Eureka Road, Suite 100, Roseville, CA 95661 prior to the expiration of the Revocation Period.

6.     No Admission of Liability. Employee acknowledges that neither this Agreement, nor payment of any consideration pursuant to this Agreement, shall be taken or construed to be an admission or concession of any kind with respect to alleged liability or alleged wrongdoing against Employee by Employer or Company. Employer and Company specifically assert that all actions taken with regard to Employee were proper and lawful and affirmatively deny any wrongdoing of any kind.

7.     Cooperation. Employee shall cooperate with Employer and Company and provide such assistance to Employer or Company on matters within his experience and expertise as may be reasonably requested of Employee from time to time. Employee’s obligations under this Section shall terminate once the severance described in Section 2 is paid in full.

8.     Confidential Information. Employee acknowledges that during his employment he received Confidential Information as that term is defined in Section 8 of the Amended and Restated Employment Agreement dated November 19, 2013 by and between Employer and Employee (“Employment Agreement”). Employee agrees to remain bound by the obligations set forth in Section 8(a) through (e) of the Employment Agreement.

9.     Covenant Not to Compete.

(a)     Covenant Not to Compete.   From January 1, 2015 through March 31, 2016, Employee shall not have any indirect or direct ownership interest (of record or beneficial) in or perform services as an employee, consultant, independent contractor, manager, officer or director in, or otherwise aid or assist in any manner, any individual, firm, corporation, company, partnership, proprietorship or other business that engages in any market in Shasta County in the State of California in the business of banking. Nothing in this Agreement shall, however, preclude Employee from purchasing or owning less than one percent (1%) of the publicly traded securities of any corporation.

(b)     Solicitation of Business. From January 1, 2015 through March 31, 2016, Employee shall not, directly or indirectly, solicit or assist in soliciting any business from any present or past customer or vendor of Employer or Company, or request or advise any present or future customer or vendor of Employer or Company to withdraw, curtail or cancel its business dealings with Employer or Company; or commit any other act or assist others to commit any other act which might injure either Employer or Company.

(c)     Solicitation of Employees. From January 1, 2015 through March 31, 2016, Employee shall not directly or indirectly: (a) solicit or encourage any employee of Employer or Company to leave the employ of Employer or Company; or (b) hire any employee who has left the employment of Employer or Company if such hiring is proposed to occur within one year after the termination of such employee’s employment with Employer or Company.

(d)     Employee acknowledges and agrees that the covenants contained in this Section 9 are material to this Agreement, and that a violation of this Section shall constitute a material breach of this Agreement. Employer shall be entitled to receive injunctive relief to enforce these covenants, and may seek any other remedy available to it by law.

10.     References; Nondisparagement. Employer agrees that if it receives any reference check inquiries relating to Employee, it will provide the requesting party with Employee’s position held, dates of employment, and, if authorized, salary. Neither party shall disparage the other.

11.     IRC Section 409A – Required Delay in Payments. If Employee is a “specified employee” as defined in the Section 409A Rules, then any amounts subject to the Section 409A Rules that are otherwise required to be paid to him upon his separation from service (as defined in the Section 409A Rules) shall not be paid until the date that is six (6) months after the date of his separation from service or, if earlier, the date of his death. The parties agree that all payments made pursuant to this Agreement shall be paid in accordance with the Section 409A Rules. The parties shall modify the payment schedule if necessary so that it is in full compliance with the Section 409A Rules.

12.     Continued Payments upon Death. If Employee shall die prior to the payment in full of the severance set forth in Section 2(a) above, Employer shall continue to make such payments to Employee’s estate until the severance has been paid in full pursuant to the terms of this Agreement.

13.     Breach of Agreement. If Employee materially breaches this Agreement, Employer and Company’s obligations to pay severance under Section 2 of this Agreement shall immediately cease. The parties agree that any sums or other consideration received by Employee pursuant to Section 2 prior to his breach of the Agreement shall constitute sufficient consideration to support the releases given by Employee in Sections 3, 4 and 5.   If, however, a court of competent jurisdiction orders this Agreement to be completely unenforceable, Employee shall repay to Employer the total payments received and return all other consideration under this Agreement within seven (7) calendar days from the date of entry of the order.

14.     Representation by Attorney. Employee acknowledges that Employee has carefully read this Agreement; that Employee understands its final and binding effect; that Employee has been given the opportunity to be represented by independent counsel in negotiating and executing this Agreement and that Employee has either chosen to be represented by counsel or has voluntarily declined such representation; and that Employee understands the provisions of this Agreement and knowingly and voluntarily agrees to be bound by them.

15.     No Reliance Upon Representations. Employee hereby represents and acknowledges that in executing this Agreement, Employee does not rely and has not relied upon any representation or statement made by any of the Released Parties or their representatives or attorneys with regard to the subject matter, basis or effect of this Agreement.

16.     No Pending Claim. Employee represents that Employee does not currently have pending any complaint or action against any of the Released Parties with any state, federal or local agency or court based on any matters arising out of Employee’s employment with Employer or its termination, and will not do so at any time. Employee further represents that if any such agency or court assumes jurisdiction of a complaint or action against any of the Released Parties, then Employee will direct that agency or court to withdraw from or dismiss with prejudice the matter. Employee will not cooperate or participate in the investigation or prosecution of any such complaint or action. Employee further agrees not to participate in any way in any proceeding against any of the Released Parties except as may be required by law through a subpoena or similar court order. Notwithstanding the foregoing, if Employee obtains against any of the Released Parties a monetary judgment or settlement for a claim released or purported to be released by him under this Agreement, the total value of payments and other consideration received by him shall be deducted from any such monetary judgment or settlement.

17.     Attorney’s Fees. Each party shall bear its own attorney’s fees in the negotiation of this Agreement. Should any action be instituted to enforce any provision of this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorney’s fees.

18.     Entire Agreement. This Agreement, the Salary Continuation Agreement, the Stock Option Agreement, and the surviving portions of the Employment Agreement shall contain the entire agreement between the parties, and it shall not be modified except in writing signed by the party to be bound.

19.     Severability. If a court of competent jurisdiction finds any provision of this Agreement invalid or unenforceable as applied to any circumstance, the remainder of this Agreement and the application of such provision shall be interpreted so as best to effect the intent of the parties. The parties further agree to replace any such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, or other purposes of the void or unenforceable provision.

20.     Counterpart Originals. This Agreement may be signed in counterparts.

21.     Governing Law. This Agreement shall be governed by the laws of the State of California.

EMPLOYER
REDDING BANK OF COMMERCE

Date: December 16, 2014	By: /s/ Randall S. Eslick
Randall S. Eslick
President and CEO

COMPANY
BANK OF COMMERCE HOLDINGS

Date: December 16, 2014	By: /s/ Randall S. Eslick
Randall S. Eslick
President and CEO

EMPLOYEE
PATRICK J. MOTY

Date: December 16, 2014	/s/ Patrick J. Moty
Patrick J. Moty

EXHIBIT A

SUPPLEMENTAL RELEASE

1.     Acknowledgment of Condition. Pursuant to Section 2 of that certain Severance and Release Agreement (“Agreement”) among Redding Bank of Commerce (“Employer”), Bank of Commerce Holdings (“Company”) and Patrick J. Moty (“Employee”), Employee acknowledges that Employee is obligated to execute this Supplemental Release before receiving the severance pursuant to the terms of the Agreement. Employee must execute this Supplemental Release no earlier than January 1, 2015 and no later than January 5, 2015. This Supplemental Release shall become effective on the eighth (8th) day following Employee’s signature below, assuming Employee has not revoked his acceptance as provided in Section 4 below. Capitalized terms shall be given the meanings assigned to them in the Severance and Release Agreement.

Employee further acknowledges that Employer has paid to Employee all sums owing to Employee by Employer, including but not limited to wages, accrued but unused vacation, reimbursable business expenses and benefits accrued or incurred through the date of this Supplemental Release within the time frame required by law.

2.     Release of Claims.    Employee, in consideration of the promises and covenants made by Employer and Company in the Agreement, hereby compromises, settles and releases Employer and Company from any and all past, present, or future claims, demands, obligations, or causes of action, whether based on tort, contract, or other theories of recovery which Employee may have against Employer or Company on account of or arising out of any matter, cause, or event, including, but not limited to, any rights to indemnification or reimbursement from Employer or Company, whether pursuant to Employer’s or Company’s articles of incorporation, bylaws, contract, or otherwise. Such claims include those Employee may have or has, or which may later accrue to or be acquired by Employee, against Employer, Company, their predecessors, successors in interest, assigns, parent and subsidiary organizations, affiliates, and partners, and Employer’s, Company’s, and their past, present, and future shareholders, officers, directors, agents, and employees, and their heirs and assigns (collectively, the “Released Parties”). Such claims specifically include but are not limited to claims for wages, wrongful termination, constructive discharge, fraud, mental or emotional distress, misrepresentation, attorney’s fees, or any claim for discrimination under federal or state law including, but not limited to, discrimination based on age, sex, race, national origin, disability, marital status or any claims under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, Labor Code sections 132a and 4553, or the Fair Employment and Housing Act of California. Employee further acknowledges that he has suffered no work related injury or illness.

3.     Unknown Claims. Employee acknowledges that this Supplemental Release applies to all known or unknown, foreseen or unforeseen, injury or damage, and expressly waives any benefit he may have under Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Employee understands and acknowledges that the significance and consequence of this waiver of California Civil Code Section 1542 is that even if Employee should eventually suffer injury, Employee will be unable to make any claim for those injuries. Furthermore, Employee acknowledges that Employee consciously intends these consequences even as to claims for injuries that may exist as of the date of the Supplemental Release but which Employee does not know exist and which, if known, would materially affect Employee’s decision to execute this Supplemental Release, regardless of whether Employee’s lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.

4.     Waiver of Rights Under the Age Discrimination in Employment Act. Employee specifically understands and acknowledges that the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), provides Employee the right to bring a claim against Employer if Employee believes that Employee has been discriminated against on the basis of age. Employer specifically denies any such discrimination. Employee understands the rights afforded to Employee under the ADEA and agrees that he will not file any claim or action against any of the Released Parties based on any alleged violations of the ADEA. Employee hereby knowingly and voluntarily waives any right to assert a claim for relief under this Act, including but not limited to back pay, front pay, attorney’s fees, damages, reinstatement or injunctive relief. Employee is advised to consult with independent legal counsel prior to executing a waiver of rights under the ADEA.

Employee also understands and acknowledges that the ADEA requires Employer to provide Employee with at least twenty-one (21) calendar days to consider this Supplemental Release (“Consideration Period”) prior to its execution. Employee acknowledges that he was provided with and has used the Consideration Period or, alternatively, that he elected to sign the Supplemental Release within the Consideration Period and waives the remainder of the Consideration Period. Employee also understands that Employee is entitled to revoke this Supplemental Release at any time during the seven (7) days following Employee’s execution of this Supplemental Release (“Revocation Period”). Employee also understands that any revocation of this Supplemental Release must be in writing and delivered to the attention of Randall S. Eslick, President and CEO, Bank of Commerce Holdings, 1504 Eureka Road, Suite 100, Roseville, CA 95661 prior to the expiration of the Revocation Period.

5.     Return of Property. Employee acknowledges all property belonging to Employer has been returned, including, but not limited to proprietary Employer documents, cellular phone, identification badge, and office keys. Employee acknowledges that Employee has no personal property that is in the possession of Employer.

6.     No Reemployment. Employee specifically agrees that Employee shall not seek employment with any of the Released Parties at any time, nor shall any of the Released Parties be under any obligation to hire Employee. Employee agrees to waive any right to seek any legal or administrative remedy of any kind should any of the Released Parties refuse to hire Employee at any time in the future. Employee will not hold or seek to hold any position as a director or committee member of Employer or Company at any time.

7.     Governing Law. This Supplemental Release shall be governed by the laws of the State of California.

EMPLOYEE
PATRICK J. MOTY

Date: January 2, 2015	/s/ Patrick J. Moty
Patrick J. Moty

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